EXHIBIT 99.1

Edible Garden CEO to Participate in the Benzinga All Access Event on July 22nd

BELVIDERE, NJ, July 15, 2022 — Edible Garden AG Incorporated (“Edible Garden” or the “Company”) (Nasdaq: EDBL, EDBLW), a leader in controlled environment agriculture (CEA), locally grown, organic, and sustainable produce, today announced that Jim Kras, Chief Executive Officer of Edible Garden, will be participating in the Benzinga All Access event taking place on July 22, 2022.

Mr. Kras is scheduled to present on Friday, July 22, 2022, at 10:40 A.M. Eastern Time.

The event will be broadcast live and can be viewed at https://www.youtube.com/watch?v=_ZV7EIrsfxM. An archived recording of the presentation will be available for at least 90 days on the investor relations section of the Company’s website at https://ediblegarden.com/.

About Benzinga All Access

Benzinga All Access is a first-of-its-kind show: part interview, part investor presentation. On All Access, Benzinga partners with companies to bring you in-depth one-on-one conversations with executives across a wide range of industries and asset classes. From emerging biotechs, to alternative real estate investment platforms, to everything in between, guests on All Access have one thing in common: they want to tell their story to investors.

ABOUT EDIBLE GARDEN®

Edible Garden AG Incorporated, is a leader in locally grown organic leafy greens and herbs backed by Zero-Waste Inspired® next generation farming. Offered at over 4,000 stores in the US, Edible Garden is disrupting the CEA agriculture and sustainability technology movement with its safety-in-farming protocols, use of sustainable packaging, patented GreenThumb software and self-watering in-store displays. The company currently operates state-of-the-art greenhouses and processing facilities in Belvidere, New Jersey, and in partnership with growers near major markets in the U.S. Its proprietary GreenThumb software optimizes growing in vertical and traditional greenhouses while seeking to reduce pollution generating food miles. Edible Garden is also a developer of ingredients and proteins, providing an accessible line of plant and whey protein powders under the Vitamin Way® and Vitamin Whey® brands.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

EDBL@crescendo-ir.com